APOLLO ENDOSURGERY, INC. ANNOUNCES THE SALE OF ITS SURGICAL PRODUCT LINE

AUSTIN, Texas (December 18, 2018) - Apollo Endosurgery, Inc. (“Apollo”) (Nasdaq:APEN), a global leader in less invasive medical devices for bariatric and gastrointestinal procedures, today announced the sale of its Surgical product line, which consists of the Lap-Band® adjustable gastric banding system and other accessories used in laparoscopic bariatric surgery, to ReShape Lifesciences Inc. (“ReShape”) (Nasdaq: RSLS). The definitive transaction agreements were signed and closed simultaneously yesterday, December 17, 2018.

This transaction will allow Apollo to focus all its efforts on growing the clinical adoption of its Endo-bariatric product offerings, which consists of its OverStitch Endoscopic Suturing Systems and the Orbera Intragastric Balloon technologies.

“Our Surgical product line has served an important purpose for us, but it is no longer a strategic fit with our focus on our Endo-bariatric products and therapies,” stated Todd Newton, Apollo’s Chief Executive Officer. “The future for therapeutic endoscopy is very promising, especially due to flexible endoscopic suturing delivered by our OverStitch technology. By allowing physicians to suture with precision and assurance from a flexible endoscope, OverStitch enables many improved core gastrointestinal and bariatric therapy options for physicians and their patients. We also remain very bullish on the potential of the intra-gastric balloon market. We believe it is in the best interest of Apollo’s customers and shareholders that we direct our attention exclusively to the growth opportunities being afforded to us from these products.”

At closing Apollo received cash of $10 million and ReShape’s intra-gastric balloon product line. Apollo will also receive payments of $2 million each on the first and second anniversaries of the closing, and a final payment of $3 million on the third anniversary of the closing. As part of the transaction, Apollo retains a secured interest in the assets of ReShape until the earlier of a) satisfaction of the payments due, or b) the completion by ReShape of a qualifying equity raise of at least $15 million. Apollo and ReShape also entered into a set of transition services agreements under which Apollo will continue to manufacture the Surgical product line for ReShape for up to two years, continue distributing the products in markets outside the United States for up to 12 months, and other specified services.

While the ReShape intra-gastric balloon will remain available for the near term, Apollo intends to focus its commercial efforts exclusively on its Orbera intra-gastric balloon products.

Apollo used the upfront cash proceeds from ReShape of $10 million to pay down its borrowings under its senior secured credit facility.

Closing and Advisors
The transaction closed December 17, 2018. Cooley LLP were legal advisors to Apollo in connection with this transaction.

Conference Call & Webcast
Apollo will hold a conference call today, December 18, 2018 at 7:30 a.m. CT / 8:30 a.m. ET to discuss the transaction. The dial-in numbers are (866) 393-4306 for domestic callers and (734) 385-2616 for international callers. The conference ID number is 4799662. A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.apolloendo.com.

About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on less invasive therapies for the treatment of obesity, a condition facing over 650 million people globally, as well as other gastrointestinal conditions. Apollo’s device based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 70 countries today and include the OverStitch™ Endoscopic Suturing System and the ORBERA® Intragastric Balloon.

Apollo’s common stock is traded on NASDAQ Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.

Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the ability to collect future payments from ReShape, the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; the execution of our gross margin improvement projects; and statements relating to the availability of cash for Apollo's future operations, Apollo’s ability to support the adoption of its products and its ability to broaden its product portfolio as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2017. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Contacts
Apollo Endosurgery, Inc.
John Gillings, 512-279-5100
Investor Relations Manager
investor-relations@apolloendo.com